Exhibit 1.4

RESTATED AND AMENDED

ARTICLES OF ASSOCIATION

OF EUROTEL BRATISLAVA, a.s.

The company was established without public subscription by execution of a Founder’s Contract dated as of 3rd December 1996 to Art. 162 para. 2 and Art. 172 of the Act No. 513/1991 Coll., as amended (hereinafter the “Commercial Code”), as legal successor of the limited liability company EuroTel Bratislava s.r.o. which was wound up without liquidation and all assets and liabilities of which were transferred to the joint stock company according to Art. 69(2) of the Commercial Code. On that same day, the founders, pursuant to Art. 172 para. 2 of the Commercial Code, decided on creation of a joint stock company and elected, in a Notarial Deed, the members of the Board of Directors and of the Supervisory Board and approved Articles of Association.

EuroTel Bratislava, a.s. is a private joint stock company.

CHAPTER 1—FOUNDING REGULATIONS

Article 1

Registered Name and Office of the Company

1)	The registered name of the Company shall be EuroTel Bratislava a.s. (the “Company”).

2)	The registered office of the Company shall be at 100/A Vajnorská Street, 831 03 Bratislava, Slovak Republic.

3)	The Company shall be registered in the Commercial Register of District Court Bratislava I, section Sa, insert 1238/B, or under such registration number as the court may order from time to time.

Article 2

Scope of Business Activities

The scope of the Company’s business activities shall be:

1)	Constructing and operating public mobile telecommunication networks in frequencies allocated to the Company in the license of Telecommunications Office of the Slovak Republic;

2)	Provision of public mobile telephony service through its mobile public telecommunication networks referred to in the previous item of this Article;

3)	Constructing and operating a public packet network for data transfer;

4)	Provision of public data service through public telecommunication networks;

5)	Assembly and maintenance of the telecommunication equipment connected to the unified telecommunication network;

6)	The purchase of the goods for the purposes of sale to a final consumer and for the purposes of sale to other businesses;

7)	Consultancy in the sphere of the public cellular radiophone network;

8)	Consultancy in the sphere of the public packet network for data transfer;

9)	Publishing activity—publication of professional journals,

10)	Advertising and promotion activities,

11)	Lease of movable assets—leasing,

12)	Lease of real estate properties and non-residential premises and providing other than basic services connected with lease,

13)	Mediation of purchase, sale and lease of real estate properties,

14)	Printing,

15)	Organization and operation of knowledge competitions,

16)	Mediatorial activities within the scope of free trade.

CHAPTER 2—SHARE CAPITAL

Article 3

Share Capital and Shares of the Company

1)	The share capital of the Company is SK 3.733.700.000 and is divided into two classes of shares as follow: a single class of ordinary shares, consisting of 3.561.470 shares with a nominal value of SK 1,000 per share and each bearing one vote per share (the “Ordinary Shares”) and a single class of preferred shares, consisting of 172.230 shares with a nominal value of SK 1,000 per share and each bearing one vote per share (the “Preferred Shares”).

2)	All Ordinary Shares and Preferred Shares (referred to collectively as the “Shares”) are issued in book-entered form and are registered with the Securities Center in Bratislava. The list of shareholders shall be kept by the Securities Center SR, JSC. in Bratislava (Stredisko cenných papierov SR, a.s.) or in absence of such respective authority of Securities Center SR, JSC, by such other outside entity, which shall be authorized to do so by a special law.

3)	The Company’s shares are registered in the name of the shareholders. The Company shall not issue bearer shares.

4)	The shares of the Company shall not be listed on the organized market.

Article 4

Rights and Restrictions on Shares

1)	The Ordinary Shares of the Company shall carry all the rights set out in the law applicable to ordinary shares and in these Articles of Association, including the right to one vote per share at the General Meeting of the Company. Ordinary Shares shall carry the right to share equally in the profits of the Company through the payment of a dividend, in respect of each year in which the Company earns profit and is legally allowed to pay a dividend, as and when declared by the General Meeting and only after the payment of the dividend payable to the holders of Preferred Shares. Ordinary Shares shall also carry the right to share equally in the liquidation proceeds, after the payment of the amount of one Slovak Crown per share to the holders of the Preferred Shares, upon the distribution of liquidation proceeds of the Company.

2)	The Preferred Shares shall carry only those rights set out in these Articles of Association. The Preferred Shares shall have the right to one vote per share at the General Meeting of the Company. In respect of each year in which the Company earns profit and is legally allowed to pay a dividend, the Preferred Shares shall have the right to share in the profits of the Company solely through the payment of a preference dividend of one Slovak Crown per share prior to the payment of the dividend payable to the holders of Ordinary Shares. In addition, the Preferred Shares shall carry the right to share in the distribution of liquidation proceeds of the Company solely through the payment of one Slovak Crown per share prior to the payment of liquidation proceeds to the holders of Ordinary Shares.

3)	The shares of the Company may be transferred if a new shareholder agrees to be bound by all then existing agreements between shareholders. No shareholder may sell, assign, pledge or transfer, any of its shares without first offering such shares to the other shareholders in the manner to be stipulated in an agreement between the shareholders.

CHAPTER 3—SHAREHOLDERS

Article 5

Rights and Duties of Shareholder

1)	The rights and covenants of any shareholder are determined by these Articles of Association and by Slovak law. Any legal or natural person may hold shares of the Company.

2)	The shareholders shall have the right to take part in the General Meeting. The General Meeting shall be governed by the provisions of these Articles of Association. A shareholder may vote, ask for information and explanations related to the matters of the Company or persons controlled by the Company which are linked to the agenda of session of the General Assembly and make suggestions in respect of discussed agenda items.

3)	A shareholder may exercise its rights through a proxy. A proxy is obliged, pursuant to its nomination, to participate in the General Meeting and to provide a written proxy of the shareholder, verified by notary, if required by law. A copy of the proxy must be provided to the registration clerk. A proxy is valid for only one General Meeting. If the shareholder issuing a written proxy attends the General Meeting, the proxy is deemed to be recalled.

4)	After subscription of shares in respect of an increase of share capital the subscriber shall be obliged to pay up all nominal value of subscribed shares together with any premium in compliance with conditions approved by respective bodies of the Company under applicable laws and these Articles of Association, and in a time period set by a General Meeting resolution.

5)	Consequences of failure to pay for the subscribed shares and/or their part when due are governed by Slovak law, provided however that a statute of limitation to be set forth in a notice of the Board of Directors to be sent by the Chairman of the Board of Directors or Vice Chairman of the Board of Directors to a subscriber upon its failure to pay on time is twenty (20) days following the receipt of such notice. In addition, if such subscriber fails to pay the amount due within such twenty (20) days, the Chairman of the Board of Directors or Vice Chairman of the Board of Directors shall promptly give notice of such failure to the other shareholders and/or subscribers. The shareholder failing to pay up the subscribed shares in a due time is obliged to pay a default interest in the amount of double of the National Bank of Slovakia discount rate.

CHAPTER 4—COMPANY BODIES

Article 6

Company Bodies

The bodies of the Company shall be:

a)	General Meeting
b)	Board of Directors
c)	Supervisory Board

Article 7

General Meeting of Shareholders

1)	The supreme body of the Company shall be the General Meeting, which shall be composed of all shareholders present at the General Meeting session, subject to the quorum requirements set forth in Article 9(1) hereof.

2)	The General Meetings shall decide, inter alia, on the following matters:

a)	changes to Articles of Association;
b)	decision in respect of the increase and decrease of the share capital, decision in respect of the issue of debentures including convertible debentures, and decision on conditional increase of the share capital in connection with the issue of convertible debentures;
c)	change of rights attached to certain kind of shares;
d)	decision in respect of change of legal form of the Company, the winding-up of the Company without liquidation or with liquidation, including all matters relating to the liquidation of its assets;
e)	election, dismissal and remuneration of members of the Board of Directors, including election and dismissal of Chairman and Vice-Chairman of the Board of Directors;
f)	election, dismissal and remuneration of members of the Supervisory Board, except for election and dismissal of those members of the Supervisory Board elected by the employees of the Company;
g)	approval of ordinary, extraordinary or consolidated annual financial statements prepared in accordance with Slovak and international generally accepted accounting principles and distribution of profits or payment of losses and determination of royalties;
h)	approval of the annual report, final report of liquidator and proposal of distribution of liquidation proceeds;
i)	appointment of or change in liquidators of the Company;
j)	approval of any matter specified in Article 11(3) hereof which has been voted upon by the Board but has failed to obtain the required qualified majority approval by the Board, if any two members of the Board of Directors shall consider such matter sufficiently important to present it to the General Meeting, and
k)	other matters which are vested by these Articles of Association or by the applicable law into jurisdiction of the General Meeting.

3)	The Board of Directors must convene the General Meeting within five months after the end of each financial year.

4)	Members of the Board of Directors and Supervisory Board may attend any General Meeting or Extraordinary General Meeting. Auditors of the Company, and other persons, may attend a General Meeting or Extraordinary General Meeting, upon a request, which may be dismissed by the General Meeting without stating a reason.

5)	An extraordinary General Meeting shall be convened by the Board of Directors if the interests of the Company or applicable provisions of laws require so.

Article 8

Organization of General Meeting

1)	The agenda of the General Meeting shall be prepared by the Board of Directors, which shall give notice to the shareholders in the manner provided in applicable provisions of law and hereinafter.

2)	The Board of Directors shall convene the General Meeting by a written notice to all shareholders listed on the list of shareholders who do not waive in writing their right to such notice, at least 30 days, but no more than 60 days, prior to the General Meeting session. Such notice to be sent by registered letter or fax, confirmed by registered letter, to the address of each shareholder stated in the list of shareholders kept by the competent authority. In the case of the extraordinary General Meeting convened pursuant to article 7(5) hereof, the Board of Directors shall send a written notice within 10 days after receipt of such request. The notice must contain all information required by applicable law. The Board of Directors must provide all documents in respect of the proposed agenda of the General Meeting to each shareholder requesting such information by registered letter, facsimile or electronic mail. The Board of Directors may authorise the Chairman of the Board of Directors to convene the General Meeting. Such authorisation may be granted in advance for convening of more General Meeting sessions in a certain time period. The Board of Directors or authorised Chairman of the Board of Directors may authorise the General Counsel of the Company or another executive officer of the Company to collect and sent the materials to the shareholders to be sent along or after the written notice. Such authorisation to the General Counsel of the Company or another executive officer of the Company to collect and sent the materials to the shareholders to be sent along or after the written notice may be granted in advance for more General Meeting sessions in a stated time period. Attendance in person by any shareholder shall constitute a waiver of the General Meeting notice, information and agenda requirements with respect to such shareholder for such General Meeting unless such shareholder makes a formal statement of objection to the adequacy of the notice at such meeting, which statement shall be confirmed in writing submitted to the Company not later than three days following the date of such meeting.

3)	The Chairman of the Board of Directors or any other member of the Board of Directors authorized by the Chairman, shall open the General Meeting and shall confirm the quorum of the session, which is set out in section 9(1) hereof. If the quorum exists at the General Meeting, the Chairman of the Board of Directors or any other member of the Board of Directors shall nominate the Chairman of the General Meeting, the minutes clerk, two persons to verify the minutes and the necessary number of votecounters.

4)	If the General Meeting has not attained a quorum within 90 minutes of the time set out in the notice as the commencement of the General Meeting, the session shall be adjourned. In the event that an ordinary or extraordinary General Meeting is adjourned due to the absence of a quorum, the Chairman of the Board of Directors or any other member of the Board of Directors of the Company shall, within three days of such adjournment, give at least 30 days prior written notice to all shareholders and set a date of a reconvened General Meeting in order to vote concerning the agenda items proposed in connectionwith the original General Meeting, subject to the requirements of Slovak law and these Articles of Association.

5)	The General Meeting shall be chaired by the chairman of the General Meeting. The chairman of the General Meeting shall decide the sequence of the issues to be decided by the General Meeting. Voting shall be executed by delivery of ballots, if required by the General Meeting. Voting results shall be given to the chairman and the minutes clerk by the vote-counters.

6)	The venue of General Meeting is the seat of the Company. The General Meeting may decide upon another venue of next General Meeting or may adopt a schedule of venues for coming General Meetings.

7)	The decisions of the General Meeting shall be made in a form of a resolution of the General Meeting, full wording of which shall be recorded in the General Meeting minutes.

8)	Each shareholder may require to be served the copy of the Minutes, or a part, thereof from any General Meeting along with all or part of its Annexes. Costs for preparation of the Minutes and service of those shall be borne by the Company. If not required otherwise, the service may be made by electronic means.

Article 9

Decisions of General Meeting

1)	The General Meeting shall constitute a quorum if attended by shareholders holding at least two-thirds of the outstanding Shares. Quorum at a reconvened General Meeting convened in accordance with Article 8(4) hereof shall be composed of those shareholders present at such General Meeting.

2)	If not stipulated otherwise in these Articles of Association, any decision of the General Meeting shall be made by a majority vote of the Shares represented at the meeting.

3) a)	The matters specified below require affirmative vote of at least two-thirds of the Shares represented at the meeting:

(i)    Decisions in respect of the increase or decrease of the share capital (including the making of capital calls), change of rights attached to certain kind of shares, the issuance of debentures including convertible debentures, and the conditional increase of the share capital in connection with the issuance of convertible debentures;

(ii)    Decisions in respect of the winding up of the Company, including all matters relating to the dissolution of the Company and the liquidation of its assets;

(iii)    Election, dismissal and remuneration of members of the Board of Directors and of members of the Supervisory Board: Election and dismissal of the Board of Directors, including its Chairman and Vice-Chairman and Supervisory Board members is effective upon the date set by the General Meeting.

(iv)    Appointment of or change in liquidators of the Company;

(v)    Approval of the annual report and ordinary, extraordinary or consolidated annual financial statements prepared in accordance with Slovak and international generally accepted accounting principles, liquidation statements including the liquidator`s final report and proposal for distribution or liquidation of assets, and distribution of profits or payment of losses and determination of royalties;

(vi)    Approval of any matter specified in Article 11(3) hereof which has been voted upon by the Board but has failed to obtain the required qualified majority approval by the Board, if any two members of the Board of Directors shall consider such matter sufficiently important to present it to the General Meeting.

b)	Any changes to the Articles of Association of the Company shall require the affirmative vote of shareholders holding at least two-thirds of the outstanding Shares.

Article 10

Board of Directors

1)	The statutory body of the Company shall be the Board of Directors. The Board of Directors shall be authorised to act in the name of the Company, to represent the Company before third parties, courts or any other authority. The Board of Directors shall manage the Company’s business activities and decide all matters of the Company, unless entrusted by law or these Articles to the exclusive authority of other bodies of the Company.

2)	The Board of Directors shall consist of five members. The members of the Board of Directors, the Chairman and Vice-Chairman shall be elected by the General Meeting.

3)	The term of office of a member of the Board of Directors shall be 5 years or less upon removal by the General Meeting and shall terminate upon the election of a new member of the Board of Directors, unless otherwise determined according to Article 9(3)(iii) hereof or pursuant to article 10(4) hereof.

4)	A member of the Board of Directors may only resign after delivering a written notice to the General Meeting, Board of Directors and the Supervisory Board. The resignation is effective upon serving of this notice to the Company.

5)	The Board of Directors shall submit to the General Meeting the report on the Company’s business activities and its assets and liabilities within 90 days after termination of each accounting year. The General Meeting may from time to time require the submission of such reports.

6)	The Board of Directors meeting may be convened by the Chairman of the Board of Directors or by the Vice Chairman of the Board of Directors. The Board of Directors meeting must be convened by ten days prior written notice, unless such notice is waived, in writing, by all members of the Board of Directors who did not receive such notice. The Board of Directors may authorise the General Counsel of the Company or another executive officer of the Company to collect and sent, in the name of the Chairman or Vice-Chairman of the Board of Directors, the materials to the members of the Board of Directors to be sent along or after the written notice by registered letter, facsimile or electronic means. Such authorisation to the General Counsel of the Company or another executive officer of the Company to collect and sent the materials to the members of the Board of Directors to be sent along or after the written notice may be granted in advance for more Board of Directors sessions in a stated time period. Attendance in person or by telephone by any member of the Board of Directors shall constitute a waiver of the Board of Directors meeting notice, information and agenda requirements with respect to such member of the Board of Directors for such Board of Directors meeting unless such member of the Board of Directors makes a formal statement of objection to the adequacy of the notice at such meeting, which statement shall be confirmed in writing submitted to the Company not later than three days following the date of such meeting. The Supervisory Board or the General Meeting may require that any Supervisory Board member or officer of the Company attend such meeting.

7.	Subject to the relevant provisions of an agreement between the shareholders, the Board of Directors, whose number of members duly elected by the General Meeting has not fallen under one-half, is authorized to appoint a substitute member and/or members to than vacant place(s) in the Board of Directors until the next General Meeting which shall be convened within three (3) months of such appointment.

Article 11

Decisions of Board of Directors

1)	Attendance at meetings of the Board of Directors in person or by telephone by at least one member of the Board of Directors nominated to the Board of Directors by each shareholder holding more than 33 1/3% of the outstanding Shares (one-third of all of the outstanding Shares) shall constitute a quorum for such meeting. In case the Board of Directors meeting is adjourned due to the absence of quorum any adjourned meeting shall constitute a quorum if attended by three (3) members of the Board of Directors.

2)	Any action by the Board of Directors shall require the affirmative vote of majority of the members of the Board of Directors represented at the meeting, except as stipulated otherwise herein.

3)	The matters specified below require an affirmative vote of a majority including at least one member of the Board of Directors nominated to the Board by each shareholder holding more than 33 1/3% of the outstanding Shares (one-third of all of the outstanding Shares):

(i)       Entry into any transaction or series of related transactions outside the scope of the budget having a value of greater than US$ 250,000, or any other modification to or deviation from the budget having an effect of greater than US$ 250,000 on any line item;

(ii)      Any transaction (or series of related transactions) contemplated by the budget and having an aggregate value of greater than US$ 500,000, including but not limited to the following:

a)	Disposal of assets of the Company;

b)	The making of any equity contributions to any legal entity or entry into any joint venture, partnership or teaming arrangement with third parties;

c)	Entering into any contract or commitment involving financial obligations, or creating encumbrances on Company assets;

(iii)     Decision on the use of the Reserve Fund or the Social Fund of the Company;

(iv)      Appointment of or change in the procurators of the Company; Board of Directors may appoint two or more procurators of the Company;

(v)       Appointment of or change in the legal counsel, auditors or bankers of the Company;.

(vi)      Approval of business plan and annual financial budget and any material modification thereto;

(vii)    Appointment of the General Director and all managers directly reporting to the General Director and stipulation of their functions, responsibilities and authority.

4)	The foregoing notwithstanding, any contract, commitment or transaction which has been appropriated by and approved as part of a budget shall not require further approval of the Board of Directors when entered into by the Company, unless it is to be entered upon financial terms different than those specified in the budget and unless a specific approval of some other body of the Company is required by law.

5)	Board of Directors’ decisions may be made by written resolution of all five members of the Board of Directors or a vote of the Board of Directors at a duly convened and held meeting. Written resolution may be adopted also through facsimile or by electronic means.

6)	A record of the Board of Directors meeting must be kept, which must contain all key issues raised at the meeting, including voting results and exact wording of all resolutions. The record must be delivered to (i) each member of the Board of Directors, and (ii) the Chairman of the Supervisory Board. A record must be kept of all resolutions approved by written approvals of all members of the Board of Directors since the previous meeting of the Board of Directors.

7)	Members of the Board of Directors may participate in meetings of the Board of Directors by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at the meeting.

Article 12

Supervisory Board

1)	The Supervisory Board of the Company shall consist of five members. The members of the Supervisory Board shall be elected and recalled by the General Meeting.

2)	If the number of the Company’s employees reaches 50 at the time of election, the Supervisory Board shall consist of six (6) members, one third of which shall be elected by the Company’s employees.

3)	The authority and power of the Supervisory Board of the Company shall be limited to the minimum required under the law, as such law may be amended or otherwise modified from time to time.

4)	Any decisions of the Supervisory Board shall be made by majority vote of all Supervisory Board members.

Article 13

Management and Organization

1)	The General Director shall be responsible for the management and supervision of the day to day activities of the Company. General Director shall report to the Board of Directors and shall be responsible for the implementation of the business plan, the budget, and the policies of the Company, and for supervision of the other managers and employees of the Company.

2)	The Financial Director shall report to the General Director and shall be responsible for maintaining the books and accounts of the Company, accounting controls and internal audit processes, preparation of financial and operational statements, and treasury functions. The Finance Director shall be responsible for preparation of the budgets and, in co-ordination with the other managers, shall be responsible for procurement procedures and practices, and shall participate in the development of the Company’s business plans, strategies and policies.

3)	The other managers shall have such functions, responsibilities and authority as shall be set forth in the business plan from time to time or as may otherwise be assigned to them from time to time by the Board of Directors.

CHAPTER 5—INCREASE AND DECREASE IN REGISTERED SHARE CAPITAL

Article 14

Increase of the Registered Capital

The manner of increasing the share capital of the Company shall be governed by the rules set out in the Commercial Code and in an agreement between the shareholders.

Article 15

Reduction of the Registered Capital

The manner of reducing the share capital of the Company shall be governed by the rules set out in the Commercial Code and in an agreement between the shareholders.

CHAPTER 6—ACCOUNTING MATTERS

Article 16

Financial Year

The financial year of the Company shall be the calendar year beginning on 1st January of each year and ending on 31st December of the same year.

Article 17

Annual financial Account

1)	The Financial Director shall ensure that the Company’s accounts and records shall be properly kept. The financial statements of the Company shall be prepared in accordance with Slovak accounting rules and Slovak law and international generally accepted accounting principles and audited in accordance with these principles. The annual audited financial statements of the Company accompanied by the statement of the Supervisory Board shall be submitted for approval to the General Meeting by the Board of Directors.

2)	Budgets of the Company shall be prepared in accordance with Slovak and international generally accepted accounting principles.

3)	Management decisions shall be based on the budgets and financial statements prepared in accordance with this Article 17. Decisions regarding distribution of profit and payment of dividends shall be based on the annual financial statements prepared in accordance with Slovak accounting rules and Slovak law.

4)	In addition the Company shall provide for all shareholders annual financial statements prepared and audited in accordance with the Slovak as well as international generally accepted accounting principles in the periods and under the conditions stipulated by law (if applicable).

Article 18

Funds of the Company

1)	Upon its foundation, the Company created the reserve fund in the amount of SK 14,257,960 (fourteen million two hundred and fifty-seven thousand nine hundred sixty Slovak crowns) and supplements the reserve fund from net profits shown in the financial statement for the respective year. The reserve fund is annually supplemented with 10 per cent of the net profit, until it reaches the amount equal to 20 per cent of the share capital.

2)	A social fund in the amount determined in compliance with applicable Slovak law shall be created upon the Company’s foundation. For as long as required by applicable legal regulations, the Company shall supplement the Social Fund by the compulsory allocations in the manner and amount prescribed by applicable law.

3)	The Company may create additional funds based on a decision of the General Meeting. The Board of Directors of the Company shall decide on the use of such funds.

Article 19

Distribution of Profits

1)	After the fulfillment of tax obligations in accordance with Slovak law, the Company shall use its profit for obligatory and other allocations to Company Funds, for investments in development plans and for other purposes approved by the General Meeting, and for payment of dividends to shareholders and for royalties of members of the Board of Directors and members of the Supervisory Board.

2)	Distribution of the profits of the Company shall be determined by the General Meeting. Provided that the Company has made the profit and all conditions for distribution of profits required under Slovak law and Slovak accounting rules have been met, dividends shall be payable in accordance with applicable provisions of law and Article 4 hereof. When dividends are payable, the Board of Directors shall submit a proposal regarding the distribution of profits to the General Meeting. The Supervisory Board shall review and provide its statement to the General Meeting on such proposal. The distribution of profits shall, in all cases, respect the legal requirements in respect of reserve funds.

CHAPTER 7—WINDING UP OF THE COMPANY

Article 20

Winding Up of the Company

1)	Save for the cases stipulated by law, any decision in respect of a winding-up of the Company shall be made only by the General Meeting with the 2/3 majority of the shareholders present. The Company may be dissolved with liquidation or without liquidation.

2)	Liquidation of the Company shall be carried out by a liquidator appointed by the General Meeting in line with these Articles of Association. Board of Directors will perform such duty only upon the decision of a General Meeting.

CHAPTER 8—ACTING AND SIGNING ON BEHALF OF THE COMPANY

Article 21

Acting and Signing on Behalf of the Company

1)	The Board of Directors, as Company’s statutory body, registered in the Commercial Register, acts on behalf of the Company. The Chairman of the Board of Directors and the Vice Chairman of the Board of Directors shall be authorised to act jointly on behalf of the Board of Directors.

2)	The Chairman of the Board of Directors and Vice Chairman of the Board of Directors shall be authorised to sign on behalf of the Company in all matters; provided however, that signatures of both shall be required to bind the Company.

3)	Signing on behalf of the Company shall be performed by attaching of a signature of a signing person together with such person’s title and the Company’s stamp to the printed or written name of the Company.

CHAPTER 9—GENERAL REGULATIONS

Article 22

Ban on Competition

1)	The provision of Section 196 of the Commercial Code, concerning the ban on competition, shall apply to all members of the Board of Directors, Supervisory Board, the General Director and all managers directly reporting to the General Director.

2)	Any transaction between the Company and one of its shareholders, or affiliate of its shareholder, shall require the written prior consent of the other shareholders.

Article 23

Severability

The invalidity or incompatibility with law of any provision of these Articles of Association shall not affect the enforceability or validity of the rest of these Articles.

Article 24

Amendments and Supplements to the Articles, Service of the Materials.

1)	Any amendments or supplements to these Articles of Association shall be approved by a decision of the General Meeting adopted by the majority and in the form required by provisions of these Articles and respective laws.

2)	Any materials to be sent to the General Meeting, Board of Directors or Supervisory Board may be served also by electronic means, unless otherwise provided herein or by relevant provisions of law.

Article 25

Arbitration and Jurisdiction of Courts

1)	Any claim or dispute arising out of or relating to these Articles of Association, including any question concerning its existence, validity, termination or interpretation, except of such claims or disputes which are in accordance with the Slovak law in the exclusive jurisdiction of Slovak courts of general jurisdiction, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules as in effect on the date of this Agreement, except that in the event of any conflict between those Rules and the arbitration provisions of these Articles of Association, the provisions of these Articles of Association shall prevail.

2)	The London Court of International Arbitration shall be the Appointing Authority.

3)	The number of arbitrators shall be three, unless the shareholders agree that the dispute shall be resolved by a sole arbitrator.

4)	Each shareholder shall appoint one arbitrator. If within thirty days after receipt of the claimant’s notification of the appointment of an arbitrator the respondent has not notified the claimant of the name of the arbitrator appointed by the respondent, the second arbitrator shall be appointed, upon request by the claimant, by the Appointing Authority.

5)	The two arbitrators thus appointed shall choose the third arbitrator who shall act as the presiding arbitrator of the tribunal. If within thirty days after the appointment of the second arbitrator, the two arbitrators have not agreed upon the choice of the presiding arbitrator, then at the request of either shareholder the presiding arbitrator shall be appointed by the Appointing Authority in accordance with the following procedure:

a)	The Appointing Authority shall submit to both shareholders an identical list consisting of the names of all of the persons listed on its then existing joint panel of presiding arbitrators.

b)	Within fifteen days after receipt of this list, each shareholder may return the list to the Appointing Authority, having deleted the names to which that shareholder objects, but not more than one-half on the names on the list, and having numbered the remaining names of the list in the order of preference.

c)	After expiration of the above period of time, the Appointing Authority shall appoint the presiding arbitrator from among the names not deleted on the lists returned to in and in accordance with the order of preference indicated by the shareholders.

d)	Should no joint panels then be available, or if all persons remaining on the lists after deletion of names by the shareholders are unwilling or unable to act as presiding arbitrator, the Appointing Authority shall appoint as presiding arbitrator a person not on the joint panel who shall be of a nationality other than Slovak or

United States. In making the appointment, the Appointing Authority shall follow the list procedure set forth in Article 6.3 of the UNCITRAL Arbitration Rules, except that it shall submit a list containing at least ten names chosen by it.

6)	The presiding arbitrator shall deliver to the Appointing Authority an original, signed award and documents reflecting service of copies on the shareholders, to be kept confidentially in safe custody.

7)	The language of the arbitration shall be English.

8)	The reasoned decision and award of the arbitrators shall be final and conclusive and shall be binding on the shareholders. Any award rendered by the arbitrators may be enforced by any court of competent jurisdiction.

9)	The shareholders agree to exclude any right of application or appeal to any court in connection with any question of law arising in the course of the arbitration proceedings or out of the award.

10)	The place of the arbitration shall be Vienna, Austria.

11)	Each shareholder waives any right that it may have, to require the exhaustion of local administrative or judicial remedies as a condition of any proceedings being brought or arbitration being commenced under these Articles of Association by any other shareholder.

Article 26

Effective Date

These Articles of Association shall be effective upon their approval by the shareholders.

Approved by the shareholders on this October 18, 2002.

shareholder Slovenské telekomunikácie, a.s.:

..............................................................

Slovenské telekomunikácie, a.s.

Miroslav Majoroš

based on a power of attorney

shareholder Atlantic West B.V.:

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Atlantic West B.V.

Ivan Bošňák

based on a power of attorney

Michael Günther Chairman of the General Meeting	JUDr. Ján Pitoňák Recorder of the Minutes of the Meeting

................................... Verifier of the Minutes of the Meeting	JUDr. Rastislav Luby Verifier of the Minutes of the Meeting

Mgr. L’uboslav Kohút Scrutineer	Mgr. Michal Bouška Scrutineer